EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Provident Financial Services, Inc.:

We consent to the incorporation by reference in registration statements (No. 333-103041; No. 333-110195; and No. 333-165018) on Form S-8 and in registration statements ( No. 333-158251 and No. 333-167706) on Form S-3 of Provident Financial Services, Inc. of our reports dated March 1, 2011, with respect to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 Annual Report on Form 10-K of Provident Financial Services, Inc.

Our report refers to a change in the Company’s method of evaluating other-than-temporary impairment of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/    KPMG LLP

Short Hills, New Jersey

March 1, 2011